Exhibit 99.1

 GulfMark Offshore Appoints

Chief Financial Officer

HOUSTON, June 3, 2013 — GulfMark Offshore, Inc. (NYSE: GLF) today announced that it has appointed James (Jay) M. Mitchell as Executive Vice President and Chief Financial Officer (CFO). Mr. Mitchell replaces Quintin Kneen who, as previously announced, will assume the role of President and Chief Executive Officer (CEO) on June 4th. Mr. Mitchell brings over two decades of energy background to GulfMark, including past executive roles as a private company CEO and a public company CFO. His expertise includes strategic planning, mergers and acquisitions, finance, accounting, treasury, taxation, risk management and investor relations. His most recent experience was as CEO of the privately held Flex Energy. Previously, Mr. Mitchell worked as Senior Vice President & CFO of T-3 Energy Services, a publicly traded company, until its successful sale in 2011.

Quintin Kneen commented on Jay’s appointment, “I am pleased to welcome Jay aboard. He is a seasoned executive who brings fast-paced energy and good judgment, and will fit well with the entire GulfMark team. He has successfully worked with and led growth-oriented, value-focused teams, and we are excited about the potential he brings to GulfMark.”

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving major offshore energy markets in the world.

Contact:	Michael Newman
Investor Relations
E-mail:	Michael.Newman@GulfMark.com
(713) 963-9522

Certain statements and information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues are based on our forecasts for our existing operations. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the price of oil and gas and its effect on offshore drilling, vessel utilization and day rates; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delays or cost overruns on construction projects, and other material factors that are described from time to time in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved. These forward-looking statements speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.